Exhibit 23



                          Independent Auditors' Consent



        The Board of Directors
        Horizon Financial Services, Inc.:


        We consent to incorporation by reference in the Registration Statement on Form S-8 of Horizon Financial Services, Inc. of our report dated August 1, 2001, relating to the consolidated balance sheets of Horizon Financial Services, Inc. and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2001, which report appears in the June 30, 2001, annual report on Form 10-K of Horizon Financial Services, Inc.


        /s/ KPMG LLP
        ------------
        KPMG LLP



        Des Moines, Iowa
        September 28, 2001